EXHIBIT 99.1

RISK FACTORS

WE HAVE HISTORICALLY INCURRED LOSSES AND THESE LOSSES MAY CONTINUE IN THE FORESEEABLE FUTURE.

As of December 31, 2006, we had a working capital deficit of $2,679,949 and a stockholders' deficit of $2,667,169.  Since our inception, we have invested significant capital to build our organization. We have incurred operating losses since our inception and expect to continue to incur operating losses for at least the next year. We will need to generate significant revenue to become profitable and sustain profitability on a quarterly and annual basis.

We may not achieve or sustain our revenue or profit goals, and our ability to do so depends on the factors specified elsewhere in "Risk Factors" - as well as on a number of factors outside of our control, including the extent to which:

- our competitors announce and develop, or lower the prices of, competing services; and

- Prices for our services decrease as a result of reduced demand or competitive pressures.

As a result, we may not be able to increase revenue or achieve profitability on a quarterly and annual basis.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED AN OPINION RAISING SUBSTANTIAL DOUBT CONCERNING OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH OPINION MAY MAKE IT MORE DIFFICULT FOR US TO RAISE NEEDED CAPITAL.

Our independent auditors have expressed an opinion raising substantial doubt concerning our ability to continue as a going concern with respect to our audited financial statements for the year ended December 31, 2006. This qualification could materially adversely affect the manner in which third parties do business with us, most notably in connection with the extension of credit and their degree of commitment to any long-term agreements. Actions that may be taken by our suppliers and other creditors to enhance their credit positions could cause us significant additional liquidity problems and could adversely impact our ability to continue doing business. Such a qualification could also make it more difficult for us to obtain capital on acceptable terms, if at all.

WE MAY NEED ADDITIONAL FUNDS WHICH, IF AVAILABLE, COULD RESULT IN INCREASED INTEREST EXPENSES OR ADDITIONAL DILUTION TO OUR STOCKHOLDERS. IF ADDITIONAL FUNDS ARE NEEDED AND ARE NOT AVAILABLE, OUR BUSINESS COULD BE NEGATIVELY IMPACTED.

At this time, we do not have any bank credit facility or other working capital credit line under which we may borrow funds for working capital or other general corporate purposes.  If funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders will be reduced and the holders of new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through a bank credit facility or the issuance of debt securities, the holder of such indebtedness would have rights senior to the rights of common stockholders and the terms of such indebtedness could impose restrictions on our operations. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. If we cannot successfully increase our revenues or raise adequate funds on acceptable terms, we may not be able to continue to fund our operations. We may be required to sell or otherwise dispose of portions of our business in order to improve our cash position. We may not be able to affect such sales on satisfactory terms or at all.

OUR LIMITED CASH RESOURCES WILL LIKELY RESTRICT OUR FLEXIBILITY AND OVERALL OPERATIONS.

In order for us to continue operating as an independent business entity, it has been necessary for us to implement significant budgetary constraints. These constraints limit our ability to respond to business opportunities or issues as they arise. Since our industry remains in an early stage and its needs are dynamic, our budgetary constraints may adversely affect our ability to respond to market demands and our ability to compete.

WE HAVE ONLY A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO EVALUATE AN INVESTMENT IN OUR COMMON STOCK.

We have only a limited operating history on which you can evaluate our business, financial condition and operating results. We face a number of risks encountered by early stage technology companies that participate in new technology markets, including our ability to:

- Maintain our engineering and support organizations, as well as our distribution channels;

- Negotiate and maintain favorable usage rates with our vendors;

- Retain and expand our customer base at profitable rates;

- Recoup our expenses associated with the wireless devices we resell to subscribers;

- Manage expanding operations, including our ability to expand our systems if our subscriber base grows substantially;

- Attract and retain management and technical personnel; and

- Anticipate and respond to market competition and changes in technologies as they develop and become available.

We may not be successful in addressing or mitigating these risks and uncertainties, and if we are not successful our business could be significantly and adversely affected.

TO GENERATE INCREASED REVENUE WE WILL HAVE TO INCREASE SUBSTANTIALLY THE NUMBER OF OUR CUSTOMERS, WHICH MAY BE DIFFICULT TO ACCOMPLISH.

Adding new customers will depend to a large extent on the success of our direct and indirect distribution channels and acquisition strategy, and there can be no assurance that these will be successful. Our customers' experiences may be unsatisfactory to the extent that our service malfunctions or our customer care efforts, including our website and 800 number customer service efforts, do not meet or exceed subscriber expectations. In addition, factors beyond our control, such as technological limitations of the current generation of devices, which may cause our customers' experiences with our service to not meet their expectations, can adversely affect our revenues.

WE MAY ACQUIRE OR MAKE INVESTMENTS IN COMPANIES OR TECHNOLOGIES THAT COULD CAUSE LOSS OF VALUE TO OUR STOCKHOLDERS AND DISRUPTION OF OUR BUSINESS.

Subject to our capital constraints, we intend to continue to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

- Failure to integrate the acquired assets and/or companies with our current business;

- The price we pay may exceed the value we eventually realize;

- Loss of share value to our existing stockholders as a result of issuing equity securities as part or all of the purchase price;

- Potential loss of key employees from either our current business or the acquired business;

- Entering into markets in which we have little or no prior experience;

- Diversion of management's attention from other business concerns;

- Assumption of unanticipated liabilities related to the acquired assets; and

- The business or technologies we acquire or in which we invest may have limited operating histories, may require substantial working capital, and may be subject to many of the same risks we are.

WE HAVE LIMITED RESOURCES AND WE MAY BE UNABLE TO EFFECTIVELY SUPPORT OUR OPERATIONS.

We must continue to develop and expand our systems and operations in order to remain competitive. We expect this thesis to place strain on our managerial, operational and financial resources. We may be unable to develop and expand our systems and operations for one or more of the following reasons:

- We may not be able to retain at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity on a timely basis;

- We may not be able to dedicate the capital necessary to effectively develop and expand our systems and operations; and

- We may not be able to expand our customer service, billing and other related support systems.

If we cannot manage our operations effectively, our business and operating results will suffer.

OUR BUSINESS PROSPECTS DEPEND IN PART ON OUR ABILITY TO MAINTAIN AND IMPROVE OUR SERVICES AS WELL AS TO DEVELOP NEW SERVICES.

We believe that our business prospects depend in part on our ability to maintain and improve our current services and to develop new services. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR BUSINESS COULD SUFFER.

Our industry is characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with the computer systems of our customers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

- Effectively using and integrating new technologies;

- Continuing to develop our technical expertise;

- Enhancing our engineering and system design services;

- Developing services that meet changing customer needs;

- Advertising and marketing our services; and

- Influencing and responding to emerging industry standards and other changes.

WE DEPEND ON RETAINING KEY PERSONNEL. THE LOSS OF OUR KEY EMPLOYEES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

Due to the technical nature of our services and the dynamic market in which we compete, our performance depends in part on our retaining key employees. Competitors and others may attempt to recruit our employees. A major part of our compensation to our key employees is in the form of stock option grants. A prolonged depression in our stock price could make it difficult for us to retain our employees and recruit additional qualified personnel.

AN INTERRUPTION IN THE SUPPLY OF PRODUCTS AND SERVICES THAT WE OBTAIN FROM THIRD PARTIES COULD CAUSE A DECLINE IN SALES OF OUR SERVICES.

In designing, developing and supporting our services, we rely on many third party providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. If our liquidity deteriorates, our vendors may tighten our credit, making it more difficult for us to obtain suppliers on terms satisfactory to us. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services, unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes.

WE MAY FACE INCREASED COMPETITION, WHICH MAY NEGATIVELY IMPACT OUR PRICES FOR OUR SERVICES OR CAUSE US TO LOSE BUSINESS OPPORTUNITIES.

The market for our services is becoming increasingly competitive. Our competitors may use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services and offer similar services at a lower price. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include:

- Other wireless high speed internet access providers, such as SDSN, Guest-Tek Wayport, Greentree, Core Communications and StayOnLine;

- Other viable network carriers, such as SBC, Comcast, Sprint and COX Communications; and

- Other internal information technology departments of large companies.

Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. In addition, we have established strategic relationships with many of our potential competitors. In the event such companies decide to compete directly with us, such relationships would likely be terminated, which could have a material adverse effect on our business and reduce our market share or force us to lower prices to unprofitable levels.

WE MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR PROPRIETARY RIGHTS AND WE MAY INCUR SUBSTANTIAL DEFENSE COSTS AND POSSIBLY SUBSTANTIAL ROYALTY OBLIGATIONS OR LOSE THE RIGHT TO USE TECHNOLOGY IMPORTANT TO OUR BUSINESS.

Any intellectual property claims, with or without merit, could be time consuming and expensive to litigate or settle and could divert management attention from administering our business. A third party asserting infringement claims against us or our customers with respect to our current or future products may materially adversely affect us by, for example, causing us to enter into costly royalty arrangements or forcing us to incur settlement or litigation costs.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND, AS A RESULT, PERIOD-TO-PERIOD COMPARISONS OF OUR RESULTS OF OPERATIONS ARE NOT NECESSARILY MEANINGFUL.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors. These factors include:

- The demand for and market acceptance of our services;

- Downward price adjustments by our competitors on services they offer that are similar to ours;

- Changes in the mix of services sold by our competitors;

- Technical difficulties or network downtime affecting communications generally;

- The ability to meet any increased technological demands of our customers; and

- Economic conditions specific to our industry.

Therefore, our operating results for any particular quarter may differ materially from our expectations or those of security analysts and securities traders and may not be indicative of future operating results. The failure to meet expectations may cause the price of our common stock to decline. Since we are susceptible to these fluctuations, the market price of our common stock may be volatile, which can result in significant losses for investors who purchase our common stock prior to a significant decline in our stock price.

RISKS PARTICULAR TO OUR INDUSTRY

THE MARKET FOR OUR SERVICES IS NEW AND HIGHLY UNCERTAIN.

The market for wireless data services is still emerging and continued growth in demand for and acceptance of these services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. If the market for our services does not grow or grows slower than we currently anticipate, our business, financial condition and operating results could be materially adversely affected.

RISKS PARTICULAR TO OUR STOCK PRICE

OUR STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, MAY BE VOLATILE.

We expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results and other factors beyond our control. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to a variety of factors, including:

- Announcements of technological or competitive developments;

- Acquisitions or strategic alliances by us or our competitors;

- The gain or loss of a significant customer or order;

- Changes in estimates of our financial performance or changes in recommendations by securities analysts regarding us or our industry;

- Our failure to meet market expectations with respect to any calendar quarter; and

- General market or economic conditions.

This risk may be heightened because our industry is new and evolving, characterized by rapid technological change and susceptible to the introduction of new competing technologies or competitors.

In addition, equity securities of many technology companies have experienced significant price and volume fluctuations. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. Volatility in the market price of our common stock could result in securities class action litigation. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

We have never paid or declared any cash dividends on our common stock or other securities and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

- That a broker or dealer approve a person's account for transactions in penny stocks; and

- The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

- Obtain financial information and investment experience objectives of the person; and

- Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

- Sets forth the basis on which the broker or dealer made the suitability determination; and

- That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.